Exhibit 99.1

[FHLBank Logo] News Release Dec. 1, 2006
FOR IMMEDIATE RELEASE
CONTACT: Christopher McEntee
(404) 888-8158
cmcentee@fhlbatl.com

Federal Home Loan Bank of Atlanta Announces Results of 2006 Board of Directors' Election

ATLANTA, Dec. 1, 2006 - Federal Home Loan Bank of Atlanta (FHLBank Atlanta) today announced the results of the 2006 director election.

B. K. "Skipper" Goodwin III, president of FirstFed Bancorp, Inc. and chairman, president, and CEO of First Financial Bank, Bessemer, Ala., will fill one of the two directorships designated by the Federal Housing Finance Board (Finance Board) for the state of Alabama. Goodwin joined FirstFed Bancorp and assumed his current role in 1995. Previously, he served as chairman, CEO, and president of Steiner Bank, an affiliate of Union Planters Corporation.

Thomas H. Webber III, vice president and chief financial officer for IDB-IIC Federal Credit Union, will fill the directorship designated by the Finance Board for the District of Columbia. Webber has more than 35 years of banking and investment management experience in various financial positions. He joined IDB-IIC Federal Credit Union as vice president and chief financial officer in 1999.

Incumbent W. Russell Carothers II, chairman, president, and CEO of The Citizens Bank of Winfield, Winfield, Ala., will fill the other directorship designated by the Finance Board for the state of Alabama. Carothers joined the Citizens Bank of Winfield in 1963 and assumed his current role in 1990. He actively serves with several business organizations, including the Independent Community Bankers of America and the State Community Bankers Association of Alabama. Carothers joined the FHLBank Atlanta board of directors in 2002.

Incumbent James T. Johnson, vice chairman and executive vice president of First Community Bank, Lexington, S.C., will fill the directorship designated by the Finance Board for the state of South Carolina. Johnson has held his current positions since October 2004. Previously, he served as chairman and chief executive officer of Newberry Federal Savings Bank in Newberry, S.C. Johnson joined FHLBank Atlanta's board of directors in 2004.

Each director's three-year term of office begins Jan. 1, 2007.

About FHLBank Atlanta

FHLBank Atlanta is a financial services organization that provides low-cost financing, community development grants, and other banking services to more than 1,200 financial institutions in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 12 district banks in the Federal Home Loan Bank System, which since 1990 has contributed more than $2 billion to affordable housing development in the United States.

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